January 28, 2009

TO OUR SHAREHOLDERS, EMPLOYEES, AND OTHER STAKEHOLDERS:

We recognize that these are challenging economic times, and we believe that ICO will not only survive the times, but emerge as a stronger and better company.   In the midst of turmoil, we believe opportunities will arise, and we intend to be in a position to take advantage of those opportunities.

During the first quarter of fiscal year 2009, we altered our focus from offense: growth and expansion, to defense: protecting both our cash flow and the value of our Company.  We believe that is the correct strategy for these times.

In fiscal year 2008, while our revenues grew, our volumes and our operating income did not.  We are disappointed in the latter two measurements as we believe our platform can deliver all three.

We know that fiscal year 2009 will be challenging.  The global credit crisis that the world has witnessed, commencing in the later part of the 2008 calendar year, is unprecedented.  In addition, currency movements during this period have been dramatic, as have been the price fluctuations in commodity resins including our most common base materials.  We believe, however, that there are always niches in the polymer space that offer opportunity.  Our job is to seize those opportunities.

We continue to focus on that which has contributed to ICO’s success:

Serving Customers:  Our focus remains primarily on providing quality services and products to our customers, with emphasis on added-value products that help our customers achieve their goals.  We aim to offer unique, leading edge products to our customers, and we are capable of serving customers who appreciate a global platform.

Developing People:  “People are our most important asset” is not just a phrase at ICO.  Attracting, developing and motivating the right people for ICO is our most significant challenge.  We know that in order to grow our business we need talented, dedicated people in all facets of our business.  We are investing in training our people and helping them grow.  Our compensation plans deliver fair and reasonable rewards for performance and good execution.

Partnering With Suppliers:  We buy from producers of high quality resins or additives throughout the world, and we work to maintain and enhance the relationships with those suppliers.  They are our partners and an important key to our success.

Investing Effectively:  We continue to invest in equipment that improves our productivity and increases productive capacity in existing markets, and we aim to invest in new markets with attractive growth characteristics.  In fiscal year 2009, we will continue to seek such opportunities.  Importantly, we strive to allocate capital within our business to the highest return opportunities with quantifiable risk.  In the long run, this is how we will create value for our shareholders.

During fiscal year 2008, we continued to expand our business in Malaysia, and we sought to expand our presence in Brazil.  We are optimistic about both of these markets.

We elected to close the small facility we recently opened in Dubai.  We concluded that this specific market had too many obstacles to provide a reasonable return on our capital and resources. This decision does not mean that we have given up on the Middle East.  It does, however, mean that we need to approach the market in a different manner.  We believe we have a strategy to do so.

Finally, investment in our business includes substantial investment in working capital, including inventory and accounts receivable, less account payables.  We believe that we have made improvements in the effectiveness of our management of working capital, and aim to continue to do so in fiscal year 2009 and onward.

Continuing Commitment to Sound Corporate Governance and Growth of Shareholder Value:  We pride ourselves on having a strong corporate governance environment.  Furthermore, our executives are appropriately motivated through effective compensation plans, which are well aligned with shareholders.

During fiscal year 2008 we finished repurchasing our preferred shares, and commenced a share repurchase plan for our common shares.  As of the date of this letter, we have purchased 578,081 common shares, for an average price of $5.19 per share, or an aggregate investment of $3.0 million.  In addition, during fiscal year 2008, our shareholders’ equity grew from $91.0 million to $107.8 million.

On September 30, 2008, our net debt to total capital was 29% and that percentage has continued to decline as of the date of this letter.  We believe in maintaining a strong balance sheet for a company of our size, and will continue to aim to do so.

Achieving Operating Results:  We will continue to control our costs, and we recognize that an increase in volumes processed is the most assured means to achieve operating leverage that produces attractive profitability.  In fiscal year 2008, we earned just under 15% on equity.  While that rate is down from the previous year, we believe it may have been among the highest returns in our industry during that time frame, and it was achieved without substantial financial leverage.

Confidence:  While we are keenly aware of the challenging economic environment, we enter fiscal year 2009 with confidence in our team and our position in the market.  Resin prices will rise and fall, products will change, but over the course of the coming years, we, working with good customers, will strive to grow our business by helping our customers succeed at making better products.

In closing, we extend our sincere appreciation to our customers, suppliers, and employees for all their efforts in fiscal year 2008.  We look forward to continuing to work together to meet the challenges presented in fiscal year 2009.

/s/ A. John Knapp, Jr.
A. John Knapp, Jr.
President and Chief Executive Officer